Registration No. 333-124648

333-78861

333-75705

333-43825

333-18645

033-59855

033-52153

As filed with the Securities and Exchange Commission on March 14, 2014

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 to

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

GLEACHER & COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	22-2655804 (I.R.S. Employer Identification No.)

677 Broadway, 2nd Floor Albany, New York	12207
(Address of principal executive offices)	(Zip code)

First Albany Companies Inc. Restricted Stock Inducement Plan for Descap Employees

First Albany Companies Inc. Financial Consultants Deferred Compensation Plan

First Albany Companies Inc. Stock Bonus Plan

First Albany Companies Inc. Executive Officers Deferred Compensation Plan

(Full title of the plan)

Patricia Arciero-Craig	Donald J. Murray
General Counsel	Covington & Burling LLP
677 Broadway, 2nd Floor	620 Eighth Avenue
Albany, NY 12207	New York, NY 10018
(212)273-7100	(212) 841-1000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

This Post-Effective Amendment No. 1 shall become effective upon filing in accordance with Rule 462 under the Securities Act.

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”):

•                  Registration Statement 333-124648 on Form S-8 registering 272,0000 shares of common stock, par value $0.01 per share of First Albany Companies Inc. reserved for issuance under the First Albany Companies Inc. Restricted Stock Inducement Plan for Descap Employees.

•                  Registration Statement 333-78861 on Form S-8 registering $3,000,000 of deferred compensation obligations and 200,000 shares of common stock, par value $0.01 per share of First Albany Companies Inc. reserved for issuance under the First Albany Companies Inc. Financial Consultants Deferred Compensation Plan.

•                  Registration Statement 333-75705 on Form S-8 registering 500,000 shares of common stock, par value $0.01 per share of First Albany Companies Inc. reserved for issuance under the First Albany Companies Inc. Stock Bonus Plan.

•                  Registration Statement 333-43825 on Form S-8 registering $700,000 of deferred compensation obligations reserved for issuance under the First Albany Companies Inc. Executive Officers Deferred Compensation Plan.

•                  Registration Statement 333-18645 on Form S-8 registering 500,000 shares of common stock, par value $0.01 per share of First Albany Companies Inc. reserved for issuance under the First Albany Companies Inc. Stock Bonus Plan.

•                  Registration Statement 033-59855 on Form S-8 registering 300,000 shares of common stock, par value $0.01 per share of First Albany Companies Inc. reserved for issuance under the First Albany Companies Inc. Stock Bonus Plan.

•                  Registration Statement 033-52153 on Form S-8 registering 300,000 shares of common stock, par value $0.01 per share of First Albany Companies Inc. reserved for issuance under the First Albany Companies Inc. Stock Bonus Plan.

The Company has terminated any offering of the Company’s securities pursuant to its Registration Statements described above. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of post-effective amendments, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on March 14, 2014.

GLEACHER & COMPANY, INC.

Dated: March 14, 2014	By:	/s/ BRYAN J. EDMISTON
		Name:	Bryan J. Edmiston
		Title:	Controller (Principal Accounting Officer)